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                                                                    EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders of Rare Medium Group, Inc.:

We consent to the incorporation by reference in the registration statements of Rare Medium Group, Inc. Nos. 33-37036, 33-37037, 33-85634, 33-85636, 33-89122,
33-89124 and 333-76957 on Form S-8, and the registration statements Nos. 333-76107, 333-95829 and 333-30170 on Form S-3, of our reports dated February 14, 2000, relating to the consolidated balance sheets of Rare Medium Group, Inc. as of December 31, 1998 and 1999 and the related consolidated statements of operations, stockholders' equity (deficit), cash flows and financial statement schedule for the years then ended which reports are included in the annual report on Form 10-K.

                                          /S/ KPMG LLP

New York, New York
February 22, 2000